Exhibit 99.1

Move, Inc. Announces Departure of Senior Executive

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--February 25, 2009--Move, Inc. (NASDAQ:MOVE), the leader in online real estate, today announced that Lorna Borenstein, the Company’s current President, has decided to leave the Company effective March 13, 2009. Steven Berkowitz, who was named Move’s Chief Executive Officer on January 21, 2009, will assume responsibility for Ms. Borenstein’s duties.

“Over the past two years, Lorna has been a passionate leader, guiding the Company to redesign its websites, focus on profitable operations, and drive operating efficiencies to better position the Company to succeed in the current market downturn and when the market recovers,” said Mr. Berkowitz. “She has been a valuable resource for me over the past month as I have transitioned from the Board to the CEO role and we wish her all the best in her future endeavors.”

ABOUT MOVE, INC.

Move, Inc. (NASDAQ: MOVE) is the leader in online real estate with 7.4 million[1] unique users to its online network of websites. Move, Inc. operates: Move.com(R), a leading destination for information on new homes and rental listings, moving, home and garden and home finance; REALTOR.com(R), the official Web site of the National Association of REALTORS(R); Welcome Wagon(R); Moving.com; SeniorHousingNet(TM); and TOP PRODUCER(R) Systems. Move, Inc. is based in Westlake Village, California. For more information: www.move.com.

[1] comScore Media Metrix, January 2009

CONTACT:
Move, Inc.
Julie Reynolds, 805-557-3080 (Media)
Julie.reynolds@move.com
or
The Blueshirt Group
Todd Friedman/Stacie Bosinoff, 415-217-7722 (Investors)
todd@blueshirtgroup.com
stacie@blueshirtgroup.com